Exhibit 10.1.1

MCGRATH RENTCORP

2016 STOCK INCENTIVE PLAN

NOTICE OF Restricted Stock Unit AWARD

Grantee’s Name and Address:

You (the “Grantee”) have been granted an award of Restricted Stock Units (the “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (the “Notice”), the McGrath RentCorp 2016 Stock Incentive Plan, as amended from time to time (the “Plan”) and the Restricted Stock Unit Agreement (the “Agreement”) attached hereto, as follows.  Unless otherwise provided herein, the terms in this Notice shall have the same meaning as those defined in the Plan.

Award Number
Date of Award
Scheduled Settlement Date
Total Number of Restricted Stock Units Awarded (the “Units”)

Vesting and Settlement

Subject to the limitations set forth in this Notice, the Agreement and the Plan, the Units will “vest” and be settled in accordance with the following schedules:

Vesting Schedule:

Subject to the Grantee’s Continuous Service, 100% of the Units subject to the Award shall vest on April 1, 2016 (the “Scheduled Vesting Date”).

Notwithstanding the foregoing, in the event of any of the following occurrences prior to the Scheduled Vesting Date (any such event, an “Accelerated Vesting Event”), 100% of the Units subject to the Award shall vest immediately prior to the specified effective date of (and contingent upon) a Change in Control or a Corporate Transaction (each as defined in the Plan) which also constitutes a “change in the ownership or effective control, or in the ownership of a substantial portion of the assets” (as defined in Section 409A of the Code) of the Company.

For purposes of this Notice and the Agreement, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company.  If the Grantee would become vested in a fraction of a Unit, such Unit shall not vest until the Grantee becomes vested in the entire Unit.

Vesting shall cease upon the date the Grantee terminates Continuous Service for any reason, including Disability.  In the event the Grantee terminates Continuous Service for any reason, including Disability, any unvested Units held by the Grantee immediately upon such termination of the Grantee’s Continuous Service shall be forfeited and deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Grantee.

Settlement Schedule:

Subject to Section 3 of the Agreement, one share of Common Stock shall be issuable for each vested Unit subject to the Award (the “Shares”) upon the earliest of (i) the Scheduled Settlement Date; (ii) an Accelerated Vesting Event; (iii) the specified effective date of a Change in Control or a Corporate Transaction (each as defined in the Plan) which also constitutes a “change in the ownership or effective control, or in the ownership of a substantial portion of the assets” (as defined in Section 409A of the Code) of the Company; or (iv) (check all that apply):

☒	a termination of the Grantee’s Continuous Service which also constitutes a separation from service under Section 1.409A-1(c)(2)(ii) of the Treasury Regulations;

☒	the Grantee’s death;

☒	the Grantee’s Disability (as defined in the Plan) which also constitutes a “disability” (as defined in Section 1.409A-3(i)(4) of the Treasury Regulations).

Within thirty (30) days thereafter, the Company will transfer the appropriate number of Shares to the Grantee after satisfaction of any required tax or other withholding obligations.  The Company may however, in its sole discretion, make a cash payment in lieu of the issuance of the Shares in an amount equal to the value of one share of Common Stock multiplied by the number of Units subject to the Award.

During any authorized leave of absence, the vesting of the Units as provided in this schedule shall be suspended (to the extent permitted under Section 409A of the Code) after the leave of absence exceeds a period of three (3) months.  The Vesting Schedule of the Units shall be extended by the length of the suspension.  Vesting of the Units shall resume upon the Grantee’s termination of the leave of absence and return to service to the Company or a Related Entity; provided, however, that if the leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then (a) the Grantee’s Continuous Service shall be deemed to terminate on the first date following such six-month period and (b) the Grantee will forfeit the Units that are unvested on the date of the Grantee’s termination of Continuous Service.  An authorized leave of absence shall include sick leave, military leave, or other bona fide leave of absence (such as temporary employment by the government).  Notwithstanding the foregoing, with respect to a leave of absence due to any medically determinable physical or mental impairment of the Grantee that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Grantee to be unable to perform the duties of the Grantee’s position of employment or substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period above.

The Vesting and Settlement Schedules set forth in this Notice are intended to supersede Section 11 of the Plan.

The elections made by the Grantee in the Settlement Schedule shall not be amended except in compliance with Section 409A of the Code, and in particular in compliance with Section 1.409A-2(b) of the Treasury Regulations.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

McGrath RentCorp a California corporation

By:	/s/ Dennis C. Kakures

Title:	President and CEO

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE UNITS SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE OR AS OTHERWISE SPECIFICALLY PROVIDED HEREIN (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER).  THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE.

Grantee Acknowledges and Agrees:

The Grantee acknowledges receipt of a copy of the Plan and the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof.  The Grantee has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan.

The Grantee further acknowledges that, from time to time, the Company may be in a “blackout period” and/or subject to applicable federal securities laws that could subject the Grantee to liability for engaging in any transaction involving the sale of the Company’s Shares.  The Grantee further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is the Grantee’s responsibility to determine whether or not such sale of Shares will subject the Grantee to liability under insider trading rules or other applicable federal securities laws.

The Grantee understands that the Award is subject to the Grantee’s consent to access this Notice, the Agreement, the Plan and the Plan prospectus (collectively, the “Plan Documents”) in electronic form on the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable.  By signing below (or providing an electronic signature by clicking below) and accepting the grant of the Award, the Grantee: (i) consents to access electronic copies (instead of receiving paper copies) of the Plan Documents via the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable; (ii) represents that the Grantee has access to the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable; (iii) acknowledges receipt of electronic copies, or that the Grantee is already in possession of paper copies, of the Plan Documents; and (iv) acknowledges that the Grantee is familiar with and accepts the Award subject to the terms and provisions of the Plan Documents.

The Company may, in its sole discretion, decide to deliver any Plan Documents by electronic means or request the Grantee’s consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Agreement shall be resolved by the Administrator in accordance with Section 9 of the Agreement.  The Grantee further agrees to the venue and jurisdiction selection in accordance with Section 10 of the Agreement.  The Grantee further agrees to notify the Company upon any change in his or her residence address indicated in this Notice.

Date:
Grantee’s Signature

Grantee’s Address:

Award Number:  ________________

MCGRATH RENTCORP

2016 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1. Issuance of Units. McGrath RentCorp, a California corporation (the “Company”), hereby issues to the Grantee (the “Grantee”) named in the Notice of Restricted Stock Unit Award (the “Notice”) an award (the “Award”) of the Total Number of Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, this Restricted Stock Unit Agreement (the “Agreement”) and the terms and provisions of the McGrath RentCorp 2016 Stock Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference.  Unless otherwise provided herein, the terms in this Agreement shall have the same meaning as those defined in the Plan.

2. Transfer Restrictions.  The Units may not be transferred in any manner other than by will or by the laws of descent and distribution.

3. Delays in the Conversion of Units and Issuance of Shares.

(a) Delay of Conversion.  The conversion of the Units into the Shares as set forth in the Notice shall be delayed in the event the Company reasonably anticipates that the issuance of the Shares would constitute a violation of federal securities laws or other Applicable Law.  If the conversion of the Units into the Shares is delayed by the provisions of this Section 3(a), the conversion of the Units into the Shares shall occur at the earliest date at which the Company reasonably anticipates issuing the Shares will not cause a violation of federal securities laws or other Applicable Law. For purposes of this Section 3(a), the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of Applicable Law.

(b) Delay of Issuance of Shares.  The Company shall delay the issuance of any Shares under the Notice and this Section 3 to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be issuable on the first business day following the expiration of such six (6) month period.

4. Right to Shares. The Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee; provided, however, that vested Units that have not been settled shall accrue amounts equivalent to the dividends declared on the number of Shares subject to such vested Units, which amounts shall be paid in cash without interest to the Grantee at the time such Units are settled as set forth in the Notice (or, if later, upon payment of the dividend).

5. Restrictive Covenants.  Grantee acknowledges and agrees that Grantee’s eligibility for, receipt of, and vesting of the Award is conditioned upon Grantee’s compliance at all times with (a) the Company’s Proprietary Information Agreement entered into between the Grantee and the Company and (b) the Company’s governance policies, including, without limitation, the Company’s Code of Business Conduct and Ethics.

6. Taxes.

(a) Tax Liability.  The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award.  Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including the grant, vesting, assignment, release or cancellation of the Units, the delivery of Shares, the subsequent sale of any Shares acquired upon vesting and the receipt of any dividends or dividend equivalents.  The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability.

(b) Payment of Withholding Taxes.  Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any social insurance, employment tax, payment on account or other tax-related obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in the manner described within this Section 6(b).  If the Award is settled in Shares, then at any time not less than five (5) business days (or such fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises (e.g., a vesting date), the Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.  If Grantee does not make such arrangements, the Company shall withhold from those Shares otherwise issuable to the Grantee the whole number of Shares sufficient to satisfy the minimum applicable Tax Withholding Obligation.  The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation.  Accordingly, in that event, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.  In the event that the Company elects to settle the Award by making a cash payment in lieu of the issuance of Shares as described in the Notice, the Company shall withhold from the cash amount otherwise payable to the Grantee an amount sufficient to satisfy the minimum applicable Tax Withholding Obligation.

7. Entire Agreement; Governing Law.  The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee.  These

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agreements are to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.  Should any provision of the Notice or this Agreement be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

8. Construction.  The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

9. Administration and Interpretation.  Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Agreement shall be submitted by the Grantee or by the Company to the Administrator.  The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

10. Venue and Jurisdiction.  The parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought exclusively in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Alameda) and that the parties shall submit to the jurisdiction of such court.  The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court.  If any one or more provisions of this Section 10 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

11. Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

12. Data Privacy.

(a) The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Notice and this Agreement by and among, as applicable, the Grantee’s employer, the Company and any Related Entity for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b) The Grantee understands that the Company and the Grantee’s employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance or other identification

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number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(c) The Grantee understands that Data will be transferred to any third party assisting the Company with the implementation, administration and management of the Plan.  The Grantee understands that the recipients of the Data may be located in the Grantee’s country, or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country.  The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative.  The Grantee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan.  The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan.  The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative.  The Grantee understands, however, that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the Plan.  For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

13. Language.  If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by Applicable Law.

14. Amendment and Delay to Meet the Requirements of Section 409A.  The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify this Agreement in any manner and delay the issuance of any Shares issuable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable.  In addition, the Company makes no representation that the Award will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Award or to mitigate its effects on any deferrals or payments made in respect of the Units.  The Grantee is encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.

END OF AGREEMENT

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